Monarch Casino Reports 2013 Third Quarter Results

RENO, NV -- (Marketwired - October 22, 2013) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, and the Monarch Casino Black Hawk, renamed as such on October 21, 2013 from Riviera Black Hawk Casino, ("Monarch Black Hawk") in Black Hawk, Colorado, today announced results for the quarter ended September 30, 2013.

The Company reported the following net revenues for the three month periods ended September 30, 2013 and 2012, respectively.

                                Three months ended
                                  September 30,              Increase
                           --------------------------- --------------------
                                2013          2012           $          %
                           ------------- ------------- ------------- ------
Net revenue
  Atlantis                 $  37,134,295 $  34,884,096 $   2,250,199    6.5%
  Monarch Black Hawk          11,855,184    11,144,130       711,054    6.4%
                           ------------- ------------- -------------
    Total net revenue      $  48,989,479 $  46,028,226 $   2,961,253    6.4%
                           ============= ============= =============

For the fifth consecutive quarter, Atlantis net revenue exceeded that of the same quarter in the prior year. The increase in Monarch Black Hawk net revenue improved primarily due to lower promotional allowances and higher food and beverage revenue. Third quarter 2013 Black Hawk net revenue was negatively impacted by severe flooding that prevented access to the property for four days and created extended disruption in certain key Black Hawk feeder markets. The Colorado Division of Gaming, reported the Black Hawk/Central City market declined 9.7% for September 2013 compared to September 2012.

                               Three months ended
                                  September 30,        Increase/(Decrease)
                           --------------------------  -------------------
                               2013          2012            $         %
                           ------------  ------------  ------------  -----
Adjusted EBITDA (1)
Atlantis                   $  9,749,013  $  8,955,232  $    793,781    8.9%
Monarch Black Hawk            4,088,242     4,085,155         3,087    0.1%
                           ------------  ------------  ------------
                             13,837,255    13,040,387       796,868    6.1%
  Corporate and other        (1,054,698)     (707,723)     (346,975) (49.0%)
                           ------------  ------------  ------------
    Total Adjusted EBITDA  $ 12,782,557  $ 12,332,664  $    449,893    3.6%
                           ============  ============  ============

The Company generated Adjusted EBITDA of $12.8 million in the third quarter of 2013, an increase of $0.5 million, or 3.6%, over the prior year's third quarter. This increase was due to higher net revenue from both properties partially offset by higher operating expenses and higher selling, general and administrative ("SG&A Expense") expenses.

Monarch Black Hawk Adjusted EBITDA for the third quarter of 2013 was negatively impacted by the regional flooding and one-time expenses related to the opening of its new buffet restaurant.

The increase in Corporate and other expense was primarily related to higher salaries, benefits and other miscellaneous expense increases.

Consolidated Operating Expense:
Casino operating expense as a percentage of casino revenue ("Casino Expense Margin") was 40.0% for each of the third quarters of 2013 and 2012. Food and beverage operating expense as a percentage of food and beverage revenue for the 2013 third quarter increased to 40.4% as compared to 37.6% for the 2012 third quarter. This increase was driven by general commodity inflation and the introduction of upgraded, higher cost items to the Monarch Black Hawk buffet. Hotel operating expense as a percentage of hotel revenue for the 2013 third quarter was 27.3% compared to 23.9% for the comparable prior year quarter due primarily to higher supplies and payroll and benefits expenses.

SG&A Expense for the 2013 third quarter increased $1.2 million, or 9.4%, over the 2012 third quarter. This increase was driven primarily by the collection of a delinquent account receivable that resulted in a reduction in bad debt expense in the prior year's third quarter, higher marketing expense and higher maintenance and repairs expense.

Credit Facility:
During the 2013 third quarter, the Company made net principal payments of $8.5 million, which reduced the outstanding credit facility to $56.3 million at September 30, 2013. Capital expenditures of $2.1 million in the third quarter of 2013 were funded out of operating cash flows and primarily represent costs related to the Monarch Black Hawk master development plan (i.e., capital expenditures associated with the ongoing redesign and upgrade of the Monarch Black Hawk facility).

Interest expense for the 2013 third quarter decreased to $0.4 million from $0.5 million for the third quarter of 2012 due to a lower interest rate combined with lower outstanding debt in the 2013 third quarter compared to the 2012 third quarter.

Reclassification of 2012 Expenses and Revenues:
Certain promotional allowance, casino, food and beverage, and SG&A expenses and certain casino and food and beverage revenues in the 2012 unaudited consolidated financial statements have been reclassified to conform to the 2013 presentation. Additionally, certain amounts have been reclassified between the Adjusted EBITDA categories for Atlantis and Corporate and other expense. These reclassifications had an immaterial effect on the previously reported income from operations and consolidated Adjusted EBITDA and no effect on net income, or cash flows from operating activities.

John Farahi, Monarch CEO and Co-Chairman Comment:
Monarch's CEO and Co-Chairman John Farahi commented: "Our Atlantis operation continues to recover from the economic downturn. Our Monarch Black Hawk operation delivered results consistent with the prior year's third quarter despite being impacted by substantial flooding in primary Black Hawk feeder markets. Fortunately, the Colorado floods did not damage our Monarch Black Hawk facility."

Referring to ongoing improvements to the Monarch Black Hawk facility, Mr. Farahi commented: "In September, we opened our new buffet which reflects the quality we intend for the remainder of the facility improvements. As we have previously reported, the Black Hawk City Council has approved our master plan to expand our facility, subject to certain conditions, which will transform Monarch Black Hawk from a gaming facility with no hotel rooms into a full-scale resort. Once completed, the master plan will nearly double the casino space and will add a 22 story hotel tower with 507 guest rooms and suites, an upscale spa and pool facility, four restaurants, additional bars, a new parking structure and associated support facilities. The planned ten story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,551 parking spaces."

Mr Farahi continued: "Once the detailed design and construction plans are completed, we intend to finalize the cost estimate and construction timeline for the expansion project. We anticipate announcing that cost estimate and construction timeline in late 2013 or in the first quarter of 2014."

About Monarch Casino & Resort, Inc. (NASDAQ: MCRI):
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Black Hawk Casino (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado. Black Hawk is approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972. For more Atlantis Casino Resort Spa information, please visit www.AtlantisCasino.com or call 800.723.6500. Also see Atlantis on Facebook, www.facebook.com/AtlantisCasinoResortSpa, or on Twitter at @AtlantisCasino.

The Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino), which opened in 2000, is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 32,000 square feet of casino space, approximately 700 slot machines, 10 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Monarch owns a 1.5 acre land parcel contiguous to the Monarch Casino Black Hawk which is zoned for gaming and is included in the city approved master planned expansion. For more information on Monarch Casino Black Hawk, visit www.MonarchBlackhawk.com or call 303.582.1000. Also see Monarch Casino Black Hawk on Facebook, www.facebook.com/MonarchCasino or on Twitter at @MonarchCasino.

Forward-Looking Information:
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions; (iii) plans, objectives and expectations regarding Monarch Black Hawk; (iv) integration of Monarch Black Hawk; and (v) plans, costs, financing, construction, completion and opening timelines of redesigned and expanded facilities at Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Black Hawk redesign and expansion projects, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

  access to available and reasonable financing on a timely basis, including the ability of the Company to restructure its credit facility on acceptable terms; and

  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.monarchcasino.com.

(1) "Adjusted EBITDA" - see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited). Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

For additional information visit Monarch's website at MonarchCasino.com

                       Monarch Casino & Resort, Inc.
                     Consolidated Statements of Income
                                (Unaudited)

                         Three months ended           Nine months ended
                            September 30,               September 30,
                     --------------------------  --------------------------
                         2013          2012          2013          2012
                     ------------  ------------  ------------  ------------
Revenue
  Casino             $ 38,037,571  $ 36,948,650  $114,824,877  $ 94,123,947
  Food and beverage    12,791,309    12,332,708    37,176,442    34,425,328
  Hotel                 6,603,181     6,174,337    18,282,758    15,847,957
  Other                 2,446,565     2,306,289     7,091,298     6,688,929
                     ------------  ------------  ------------  ------------
    Gross revenue      59,878,626    57,761,984   177,375,375   151,086,161
Less promotional
 allowances           (10,889,147)  (11,733,758)  (33,130,165)  (29,687,525)
                     ------------  ------------  ------------  ------------
    Net revenue        48,989,479    46,028,226   144,245,210   121,398,636
                     ------------  ------------  ------------  ------------
Operating expenses
  Casino               15,200,678    14,786,460    44,629,703    38,552,122
  Food and beverage     5,162,904     4,639,880    15,001,802    13,704,645
  Hotel                 1,802,479     1,478,601     4,934,913     4,320,489
  Other                   816,955       784,576     2,381,779     2,276,641
  Selling, general
   and
   administrative      13,518,287    12,358,945    38,432,152    34,992,456
  Depreciation and
   amortization         3,549,106     4,647,002    12,572,414    12,282,291
  Acquisition
   expenses                     -       455,000             -     2,155,522
                     ------------  ------------  ------------  ------------
    Total operating
     expenses          40,050,409    39,150,464   117,952,763   108,284,166
                     ------------  ------------  ------------  ------------
    Income from
     operations         8,939,070     6,877,762    26,292,447    13,114,470
                     ------------  ------------  ------------  ------------
Other expenses
  Interest expense       (411,243)     (490,973)   (1,493,570)   (1,396,632)
                     ------------  ------------  ------------  ------------
    Total other
     expense             (411,243)     (490,973)   (1,493,570)   (1,396,632)
                     ------------  ------------  ------------  ------------
    Income before
     income taxes       8,527,827     6,386,789    24,798,877    11,717,838
Provision for income
 taxes                 (3,008,318)   (2,249,708)   (8,897,128)   (4,146,633)
                     ------------  ------------  ------------  ------------
    Net income       $  5,519,509  $  4,137,081  $ 15,901,749  $  7,571,205
                     ============  ============  ============  ============

Earnings per share of common
 stock
Net income
    Basic            $       0.34  $       0.26  $       0.98  $       0.47
    Diluted          $       0.32  $       0.25  $       0.95  $       0.47

Weighted average
 number of common
 shares and
 potential common
 shares outstanding
    Basic              16,388,835    16,141,492    16,243,555    16,139,582
    Diluted            17,180,187    16,234,158    16,799,224    16,248,588

                       Monarch Casino & Resort, Inc.
                        Consolidated Balance Sheets

                                               September 30,   December 31,
                                                    2013           2012
                                               -------------  -------------
                                                (unaudited)
ASSETS
  Current assets
  Cash and cash equivalents                    $  17,511,498  $  19,043,213
  Receivables, net                                 2,231,677      2,456,883
  Income taxes receivable                            418,471              -
  Inventories                                      2,460,004      2,382,802
  Prepaid expenses                                 2,899,528      2,636,422
  Deferred income taxes                            5,425,848      5,425,848
                                               -------------  -------------
    Total current assets                          30,947,026     31,945,168
                                               -------------  -------------
Property and equipment
  Land                                            27,914,847     27,914,847
  Land improvements                                6,561,729      6,561,729
  Buildings                                      150,843,298    150,843,298
  Building improvements                           11,681,100     11,681,100
  Furniture and equipment                        140,401,470    132,946,374
  Leasehold improvements                           1,346,965      1,346,965
                                               -------------  -------------
                                                 338,749,409    331,294,313
  Less accumulated depreciation and
   amortization                                 (163,258,754)  (152,868,719)
                                               -------------  -------------
    Net property and equipment                   175,490,655    178,425,594
Other assets
    Goodwill                                      25,110,810     25,110,810
    Intangible assets, net                         8,787,238     10,204,691
    Deferred income taxes                          1,214,113      1,214,113
    Other assets, net                                990,740      1,219,579
                                               -------------  -------------
  Total other assets                              36,102,901     37,749,193
                                               -------------  -------------
    Total assets                               $ 242,540,582  $ 248,119,955
                                               =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                             $   8,065,819  $   8,061,570
  Accrued expenses                                17,489,171     17,836,194
  Income taxes payable                                     -        274,401
                                               -------------  -------------
    Total current liabilities                     25,554,990     26,172,165
Long-term debt                                    56,300,000     81,100,000
                                               -------------  -------------
    Total liabilities                             81,854,990    107,272,165
                                               -------------  -------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                          -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares
   issued; 16,454,104 outstanding at September
   30, 2013 and 16,147,324 at December 31,
   2012                                              190,963        190,963
  Additional paid-in capital                      30,495,639     34,363,690
  Treasury stock, 2,642,196 shares at
   September 30, 2013 and 2,948,976 at
   December 31, 2012, at cost                    (40,501,942)   (48,306,046)
  Retained earnings                              170,500,932    154,599,183
                                               -------------  -------------
    Total stockholders' equity                   160,685,592    140,847,790
                                               -------------  -------------
    Total liability and stockholder's equity   $ 242,540,582  $ 248,119,955
                                               =============  =============

                        Monarch Casino & Resort, Inc.
             Reconciliation of Adjusted EBITDA (1) to Net Income
                                 (Unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA(1), a non-GAAP financial measure, to net income, a GAAP financial measure.

                          Three months ended          Nine months ended
                             September 30,              September 30,
                       ------------------------  --------------------------
                           2013         2012         2013          2012
                       -----------  -----------  ------------  ------------
Adjusted EBITDA (1)
Atlantis               $ 9,749,013  $ 8,955,232  $ 30,117,875  $ 24,548,954
Monarch Black Hawk(a)    4,088,242    4,085,155    12,926,192     6,631,341
                       -----------  -----------  ------------  ------------
                        13,837,255   13,040,387    43,044,067    31,180,295
  Corporate and other   (1,054,698)    (707,723)   (3,362,570)   (2,689,761)
                       -----------  -----------  ------------  ------------
    Total Adjusted
     EBITDA            $12,782,557  $12,332,664  $ 39,681,497  $ 28,490,534

Expenses
Stock based
 compensation             (294,381)    (352,900)     (816,636)     (938,251)
Depreciation and
 amortization           (3,549,106)  (4,647,002)  (12,572,414)  (12,282,291)
Acquisition expenses             -     (455,000)            -    (2,155,522)
Interest expense          (411,243)    (490,973)   (1,493,570)   (1,396,632)
Provision for income
 taxes                  (3,008,318)  (2,249,708)   (8,897,128)   (4,146,633)
                       -----------  -----------  ------------  ------------
    Net Income         $ 5,519,509  $ 4,137,081  $ 15,901,749  $  7,571,205
                       ===========  ===========  ============  ============

(a) We acquired Monarch Black Hawk Casino on April 26, 2012.

(1) "Adjusted EBITDA", a non-GAAP financial measure, consists of net income plus provision for income taxes, stock based compensation expense, other one-time non-cash charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO of Monarch
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO of Monarch
(775) 825-4700
JFarahi@MonarchCasino.com